Exhibit 3.22
AMENDMENT TO
THE LIMITED LIABILITY COMPANY AGREEMENT OF
AMPAC FINE CHEMICALS LLC
This Amendment (this “Amendment”) to the Limited Liability Company Agreement of Ampac Fine Chemicals LLC (the “Company”) dated as of October 22, 2005 (the “Agreement”), is made as of the 30th day of November, 2005, by American Pacific Corporation, a Delaware corporation, as the sole member of the Company (the “Member”).
Pursuant to Section 13 of the Agreement, Section 6.1 of the Agreement is amended and restated as follows:
Capital Contribution. The Member shall contribute $100.00 in cash and no other property, to the Company as its initial “Capital Contribution” and this will be reflected in the Company’s records. In exchange for its initial Capital Contribution, the Member shall receive 100% of the membership interests in the Company.
Pursuant to Section 13 of the Agreement, Section 8 of the Agreement is amended and restated as follows:
Assignments. The Member may transfer or assign (including as a collateral assignment or pledge) or otherwise encumber in whole or in part its limited liability company interest. In connection with a voluntary transfer or assignment by the Member of its entire limited liability company interest in the Company, the Member will automatically withdraw and the assignee will automatically and simultaneously be admitted as the successor Member without any further action at the time such voluntary transfer or assignment becomes effective under applicable law and the Company shall be continued without dissolution. In connection with a partial assignment or transfer by the Member of its limited liability company interest in the Company, this Agreement shall be amended to reflect the fact that the Company will have more than one member or one member and one or more economic interest holding assignees.
     IN WITNESS WHEREOF, the undersigned has duly executed this Amendment as of the day and year first aforesaid.

AMERICAN PACIFIC CORPORATION
By:	/s/ Seth Van Voorhees
	Name:	Seth Van Voorhees
	Title:	Chief Financial Officer